EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

BETWEEN

GENERAL EMPLOYMENT ENTERPRISES, INC., an Illinois corporation

AND

TRICIA DEMPSEY

July 31, 2015

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Table of Contents

§1. Definitions; Basic Transaction

(a) Definitions

(b) Basic Transaction

(c) Closing

(d) Deliverables at Closing

§2. Purchase Price

(a) Purchase Price

§3. Representations and Warranties Concerning Transaction

(a) Seller's Representations and Warranties

(b) Buyer's Representations and Warranties

§4. Representations and Warranties Concerning Target

(a) Organization, Qualification, and Corporate Power

(b) Capitalization

(c) Non-contravention

(d) Brokers' Fees

(e) Title to Assets

(f) Subsidiaries

(g) Financial Statements

(h) Events Subsequent to Most Recent 2014 Fiscal Year End

(i) Undisclosed Liabilities

(j) Legal Compliance

(k) Tax Matters

(l) Real Property

(m) Intellectual Property

(n) Tangible Assets

(o) Inventory

(p) Contracts

(q) Notes and Accounts Receivable

(r) Powers of Attorney

(s) Insurance

(t) Litigation

(u) Product Liability

(v) Key Employees

(w) Employees

(x) Employee Benefits

(y) Guaranties

(z) Environmental, Health, and Safety Matters

(aa) Business Continuity

(bb) Certain Business Relationships with Target

(cc) Intentionally Omitted

(dd) Customers and Suppliers

(ee) Data Privacy

(ff) Preferential Status

(gg) Disclosure

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§4A. Representations and Warranties Concerning GEE Shares

(a) Seller's Representations and Warranties Concerning GEE Shares

(b) Buyer's Representations and Warranties Concerning GEE Shares

§5. Intentionally Omitted

§6. Post-Closing Covenants

(a) General

(b) Litigation Support

(c) Transition

(d) Confidentiality

(e) Covenant Not to Compete

(f) Filing of Reports

(g) Seller's Piggyback Registration Rights

§7. Closing Deliveries

(a) Closing Deliveries of Seller

(b) Closing Deliveries of Buyer

§8. Remedies for Breaches of This Agreement

(a) Survival of Representations and Warranties

(b) Indemnification Provisions for Buyer's Benefit

(c) Indemnification Provisions for Seller's Benefit

(d) Matters Involving Third Parties

(e) Determination of Adverse Consequences

(f) Exclusive Remedy

§9. Tax Matters

(a) Tax Indemnification

(b) Straddle Period

(c) Responsibility for Filing Tax Returns

(d) Refunds and Tax Benefits

(e) Cooperation on Tax Matters

(f) §338(h)(10) Election

(g) Certain Taxes and Fees

§10. Intentionally Omitted

§11. Miscellaneous

(a) Intentionally Omitted

(b) Press Releases and Public Announcements

(c) No Third-Party Beneficiaries

(d) Entire Agreement

(e) Succession and Assignment

(f) Counterparts

(g) Headings

(h) Notices

(i) Governing Law, Jurisdiction, Venue and Service of Process

(j) Amendments and Waivers

(k) Severability

(l) Expenses

(m) Construction

(n) Incorporation of Annexes, Exhibits, Appendices, and Schedules

(o) Governing Language

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Annexes

Annex I - Certain Disclosures by Seller

Annex II - Certain Disclosures by Buyer

Exhibits

Exhibit A - Definitions

Exhibit B - Financial Statements

Exhibit C - Seller's Release

Exhibit D - Seller's Non- Competition Agreement

Exhibit E - Seller's Employment Agreement

Appendices

Appendix I - Working Capital Adjustment

Appendix II - Earnout

Disclosure Schedules

Disclosure Schedule    3(a) - Seller's Reps/Warranties

3(b) - Buyer's Reps/Warranties

4(a) - Organization, Qualification, Corporate Power; Directors and Officers of Target

4(b) - Capitalization

4(c) - Non-Contravention

4(e) - Title to Assets

4(h) - Events Subsequent to Most Recent 2014 Fiscal Year End

4(i) - Undisclosed Liability

4(k)(ii) - Tax Liability

4(k)(iii) - Tax Returns

4(l)(ii) - Leases and Leased Real Property

4(m)(ii) - Patents, Registration, Trademark, Intellectual Property

4(m)(iii) - Third Party Intellectual Property

4(n) - Tangible Assets

4(p) - Contracts

4 (s) - Insurance Policy

4(t) - Litigation

4(v) - Key Employees

4(w) - Employees

4(x) - Employee Benefit Plans

4(x)(vi) - Non Qualified Employee Benefits

4(bb) - Seller's Business Relationships with Target

4(dd) - Largest Customers and Suppliers

4(ee) - Data Privacy and Security Policy

5(b) - 3rd Party Notices and Consents

Buyer's Disclosure Schedule

Disclosure Schedule 4A(b)(i) - Capitalization

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is entered into as of July 31, 2015, by and among GENERAL EMPLOYMENT ENTERPRISES, INC., an Illinois corporation, or its designee ("Buyer"), and Tricia Dempsey ("Seller"). Buyer and Seller may be referred to collectively herein as the "Parties" or, individually, as a "Party."

Seller owns all of the outstanding capital stock of AGILE RESOURCES, INC., a Georgia corporation ("Target").

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of Target ("Target Shares") in return for cash, stock and certain other consideration as set forth below.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions; Basic Transaction.

(a) Definitions. For purposes of this Agreement, the terms and variations thereof set forth in Exhibit A to this Agreement shall have the meanings given to them in Exhibit A.

(b) Basic Transaction. In accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller's Target Shares for the consideration specified below in §2.

(c) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via the electronic exchange of documents simultaneously with the execution hereof.

(d) Deliverables at Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in §7 below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §7 below, (iii) Seller will deliver to Buyer stock certificates representing all of the Target Shares accompanied by duly executed assignment documents for assignment to Buyer or Buyer's designee, and (iv) Buyer will deliver to Seller the consideration specified in §2 below.

§2. Purchase Price.

(a) Purchase Price. The aggregate "Purchase Price" for the Target Shares shall be Four Million Dollars ($4,000,000) in the form and subject to the adjustments and provisions set forth in this §2 and is payable as follows:

(i) "Cash" Payment to Seller. At Closing, Buyer shall pay Two Million Dollars ($2,000,000) to Seller by wire transfer of immediately available U.S. federal funds, reduced by the amount of the Employee Bonuses (the "Cash Payment to Seller").

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(ii) "Cash" Payment to Escrow Agent. As soon as reasonably practicable, and in any event within ten (10) Business Days, after Closing, an additional Five Hundred Thousand Dollars ($500,000) shall be deposited by Buyer via wire transfer of immediately available U.S. federal funds to a mutually acceptable third party escrow agent (the "Escrow Agent") as part of the Purchase Price (the "Working Capital Escrow Funds"). The Working Capital Escrow Funds will be released to Seller, or Buyer or a combination of Seller and Buyer in accordance with §2 (v) below (Purchase Price Adjustment - Working Capital) and Appendix I.

(iii) Earnout Payment. Up to an additional Five Hundred Thousand Dollars ($500,000) of the Purchase Price (the "Earnout") will be paid by Buyer by wire transfer of immediately available U.S. federal funds on or before September 30, 2016, subject to the terms of and in accordance with Appendix II.

(iv) Payment of Shares of GEE Common Stock. One Million Dollars ($1,000,000) of the Purchase Price will be paid in issued shares of GEE Common Stock. The number of shares issued will be based on the mean average closing price of shares of GEE Common Stock during the twenty (20) trading days preceding the date before the Closing Date; provided however, that if, during such twenty day trading period, Buyer pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any additional shares of GEE Common Stock (a "Stock Event"), then the closing prices used in the above calculation shall be appropriately adjusted to provide the Seller the same economic effect as contemplated by this Agreement prior to such action. The shares of GEE Common Stock issued to the Seller are the "GEE Shares." The certificates of the GEE Shares will be delivered within ten (10) business days after Closing. One-half of the GEE Shares will be held in escrow with the Escrow Agent in accordance with the provisions of an escrow agreement in a form to be mutually agreed upon as soon as reasonably practicable, and in any event within ten (10) Business Days, after Closing(The "GEE Shares - Escrow Agreement").

(v) Purchase Price Adjustment -Working Capital. In accordance with Appendix I, the Purchase Price will be adjusted (positively or negatively) based upon the differences in the book value of the Closing Working Capital (as defined in Appendix I) as compared to a Benchmark Working Capital of $450,000 (such difference to be called the "NWC Adjustment Amount".) If the NWC Adjustment Amount is positive the Purchase Price will be increased by the NWC Adjustment Amount. If the NWC Adjustment Amount is negative, the Purchase Price will be decreased by the NWC Adjustment Amount. If the Purchase Price increases then Buyer will pay an amount equal to the increase to Seller within five (5) days of a final determination under Appendix I, and the Working Capital Escrow Funds will be released by the Escrow Agent to Seller. If the Purchase Price decreases then the Seller will pay the amount of the decrease to Buyer within five (5) days of a final determination under Appendix I, which first shall be funded from the Working Capital Escrow Funds by the Escrow Agent to the Buyer. If the Working Capital Escrow Funds exceed the payment due from Seller then the remaining balance of those funds after the payment to Buyer shall be released to Seller. For example, if (A) the Closing Working Capital exceeds the Benchmark Working Capital by Three Thousand Dollars ($3,000) then the Purchase Price will increase by Three Thousand Dollars ($3,000); or (B) if the Closing Working Capital is less than the Benchmark Working Capital by Three Thousand Dollars ($3,000) then the Purchase Price decreases by Three Thousand Dollars ($3,000).

(vi) Employee Bonuses. At Closing, the Company shall pay the Employee Bonuses via Company payroll account.

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§3. Representations and Warranties Concerning Transaction.

(a) Seller's Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement with respect to Seller, except as set forth in Annex I attached hereto.

(i) Seller. Seller is an individual residing in the State of Georgia.

(ii) Enforceable Obligation. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject; (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject; or (C) result in the imposition or creation of a Lien upon or with respect to Target Shares.

(iv) Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except to CHILDS Advisory Partners, which shall be paid in full by Seller.

(v) Target Shares. Seller holds of record and owns beneficially one hundred percent (100%) of the outstanding Target Shares (i.e., shares of capital stock of Target), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller or Target to sell, transfer, or otherwise dispose of any capital stock of Target. Seller is not party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

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(vi) Representations and Warrants of Seller. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller is not making any representations or warranties whatsoever, expressed or implied, beyond those expressly given by Seller in this Agreement (as modified by the Disclosure Schedules).

(b) Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement, except as set forth in Annex II attached hereto.

(i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. Buyer is not acquiring the Target Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

(vi) Representations and Warrants of Buyer. Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges and agrees that Buyer is not making any representations or warranties whatsoever, expressed or implied, beyond those expressly given by Buyer in this Agreement (as modified by the Disclosure Schedules).

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§4. Representations and Warranties Concerning Target. Seller represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement, except as set forth in the §4 Disclosure Schedules delivered by Seller to Buyer and initialed by the Parties ("Disclosure Schedule" or "Disclosure Schedules"). The Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are set forth in Disclosure Schedule 4(a). Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Disclosure Schedule 4(a) also lists the directors and officers of Target.

(b) Capitalization. The entire authorized capital stock of Target consists of 10,000 Target Shares, of which 2,000 Target Shares are issued and outstanding and none of which Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Seller as set forth in Disclosure Schedule 4(b). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target or the Target Shares. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Target Shares.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter, bylaws or resolutions of Target; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except as set forth in Disclosure Schedule 4(c). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except as set forth in Disclosure Schedule 4(c).

(d) Brokers' Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to CHILDS Advisory Partners, which Seller is solely responsible for paying.

(e) Title to Assets. Target has good and valid title to, or a valid leasehold interest in, the properties and all, of its assets, which assets are either shown either on the Most Recent Balance Sheetor are listed on Disclosure Schedule 4(e), free and clear of all Liens.

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(f) Subsidiaries. Target does not own any Subsidiaries. Seller's Affiliates are listed on Disclosure Schedule 4(bb).

(g) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"):

(i) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended 2012 and 2013, and December 31, 2014, (the "Most Recent Fiscal Year End") for Target; and

(ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the months in 2015 ended June 30, 2015 (the "Most Recent Fiscal Month End") for Target. The Financial Statements (including the notes thereto) have been prepared for purposes of preparing Target's Federal Income Tax Return throughout the periods covered thereby and, from a Federal Income Tax reporting perspective, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods.

(h) Events Subsequent to Most Recent 2014 Fiscal Year End. Since the Most Recent Fiscal Year End for 2014, and the Most Recent Financial Statement for 2014, there has not been any Material Adverse Effect to Target, the Target Shares or the Business. Without limiting the generality of the foregoing, and except as set forth on Disclosure Schedule 4(h), since that date:

(i) Target has not sold, leased, transferred, or assigned, or experienced damage to or loss of, any of Target's assets, tangible or intangible;

(ii) Target has not entered into any agreement, contract, lease, license or other obligation that obligates Target to pay Five Thousand Dollars ($5,000) or more;

(iii) no party (including Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Target is a party, or by which any of them is bound that would result in a Material Adverse Effect;

(iv) Neither Target, nor any third party, has imposed any Lien upon any of Target's Assets, tangible or intangible, or the Target Shares;

(v) Target has not made any capital expenditures;

(vi) Target has not made any material capital investment in, or any loan to, any other Person;

(vii) Target has not created, incurred, assumed, or guaranteed more than One Dollar ($1) in aggregate Indebtedness for borrowed money and capitalized lease obligations;

(viii) Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(ix) There has been no change made or authorized in the charter or bylaws of Target;

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(x) Neither Seller nor Target has issued, sold, pledged, assigned or otherwise disposed of any Target Shares, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the Target Shares;

(xi) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to the Target Assets or to its property;

(xiii) Target has not made any loan to any of its directors, officers or managers, nor has it made any loans to or entered into any other transaction with any of its employees;

(xiv) Target has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or entered into any collective bargaining relationship;

(xv) Target has not granted any increase in the base compensation of any of its directors, officers, managers or employees;

(xvi) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii) Target has not made any other change in employment terms for any of its directors, officers, managers or employees;

(xviii) Target has not implemented any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the "WARN Act");

(xix) Target has not made any loans or advances of money;

(xx) Target has not become subject to any judgments, orders, consent agreements, decrees or other legal requirements that may result in a Material Adverse Effect; and

(xxi) Target has not committed to do any of the foregoing acts.

(i) Undisclosed Liabilities. Target has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a type that would be recorded on Target's balance sheet if Target were using the accrual method of accounting in accordance with GAAP, except for: (i) liabilities included and described in the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business. Target has no unrecorded, undisclosed or contingent Indebtedness other than those set forth on Disclosure Schedule 4(i).

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(j) Legal Compliance.

(i) Target has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof) affecting Target or the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply, except as set forth in Disclosure Schedule 4(i).

(ii) The representatives of Target have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100) in the aggregate to any one individual in any year) to:

(A) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(B) any political party or official thereof;

(C) any candidate for political or political party office; or

(D) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party, official or political office.

(iii) Target has all Necessary Permits.

(k) Tax Matters.

(i) Target has filed all Federal Income Tax Returns and all other Tax Returns that it is required to file. All such Tax Returns are true and correct in all material respects. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid and Target has not deferred any Taxes. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, and Target has complied in all material respects with the related reporting requirements relating thereto.

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(ii) Except as set forth on Disclosure Schedule 4(k)(ii), there is no dispute or claim concerning any Tax liability of Target either: (A) claimed or raised by any authority in writing; or (B) as to which Seller or the directors and officers of Target have Knowledge based upon personal contact with any agent of such authority.

(iii) Disclosure Schedule 4(k)(iii) lists all Federal, state, local, and non-U.S. Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2011, and indicates whether or not those Tax Returns that have been audited, and indicates whether or not those Tax Returns currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all Federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Target since December 31, 2011. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) Target has not been a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Target is not a party to or bound by any tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated Federal Income Tax Return, and (B) has no liability for the Taxes of any Person (other than Target) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(v) The unpaid Taxes of Target: (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet; and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date.

(vi) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending in or prior to the Closing Date;

(B) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(C) installment sale or open transaction disposition made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(vii) Target has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

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(viii) Target is not, and has not been, a party to any "listed transaction," as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(ix) Target (and any predecessor of Target) has been a validly electing S-corporation within the meaning of Code §1361 and §1362 at all times during its existence and Target will be an S-corporation up to and including the Closing Date.

(x) Target has no potential liability for any Tax under Code §1374. Furthermore, Target shall not be liable for any Tax under Code §1374 in connection with the deemed sale of Target's assets caused by the §338(h)(10) election. Target has not, in the past ten (10) years:(A) acquired assets from another corporation in a transaction in which Target's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(l) Real Property.

(i) Target does not own any Owned Real Property.

(ii) Disclosure Schedule 4(l)(ii) sets forth the address of the only parcels of Leased Real Property, and identifies the Leases for that Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of the Lease documents for that Leased Real Property. With respect to each Lease:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not under the terms of any such Lease require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) none of Target's possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D) neither Target, nor any other party to the Lease is in breach of or default under such Lease, and, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

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(F) Target does not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

(G) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(H) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii) The Leased Real Property identified in Disclosure Schedule 4(l)(ii) comprises all of the real property used, or intended to be used, in the business of Target; and Target is not a party to any agreement or option to purchase any real property or interest therein.

(iv) Target has made all rent and other payments required under the Lease and Target is not liable for paying the costs of any Improvements, repairs or betterments related to the Leased Real Property.

(m) Intellectual Property.

(i) Target, and its Business as presently conducted and as presently proposed to be conducted, have not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third-parties; there are no facts indicating a likelihood of the foregoing; and Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that Target must license or refrain from using any Intellectual Property rights of any third-party). To the Knowledge of Seller, no third-party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Target.

(ii) Disclosure Schedule 4(m)(ii) identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, covenant not to sue, or other permission that Target has granted to any third-party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). Disclosure Schedule 4(m)(ii) also identifies each material trade name or unregistered trademark, service mark, corporate name, internet domain name, copyright and material computer software item used by Target in connection with its Business. With respect to each item of Intellectual Property required to be identified in Disclosure Schedule 4(m)(ii):

(A) Target possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

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(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller and the directors and officers of Target, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Target has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iii) Disclosure Schedule 4(m)(iii) identifies each item of Intellectual Property that any third-party owns and that Target uses pursuant to license, sublicense, agreement, covenant not to sue, or permission excluding off-the-shelf retail licensed software (e.g., Microsoft Windows or Microsoft Word). Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Disclosure Schedule 4(m)(iii):

(A) the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) no party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a breach, default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, covenant not to sue, or permission has challenged in writing the enforceability of any material provision thereof;

(D) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission; and

(E) no loss or expiration of the item is, threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or Target, including without limitation, a failure by Seller or Target to pay any required maintenance fees).

(iv) Target entered into agreements with each of its employees and 1099 contractors such that none of them retains any copyright or other intellectual property rights to any work product provided to clients of Target by those employees or 1099 contractors.

(n) Tangible Assets. The machinery, equipment, and other tangible assets that Target owns or leases are set forth on the Most Recent Balance Sheet are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

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(o) Inventory. Target does not maintain any inventory of goods except as may be set forth on the Most Recent Balance Sheet.

(p) Contracts. Disclosure Schedule 4(p) lists the following contracts and other agreements, written or oral, to which Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of Five Thousand Dollars ($5,000) per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of Five Thousand Dollars ($5,000);

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation, in excess of One Dollar ($1) or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition;

(vi) any agreement with Seller and her Affiliates (other than Target);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, cash bonuses due upon sale of Target, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing any of the following: A) annual compensation in excess of Thirty Thousand Dollars ($30,000); B) a guarantee of employment of one (1) year or more; or C) providing severance benefits;

(x) any agreement under which Target has advanced or loaned any amount to any of its directors, officers, managers or employees;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

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(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement with any governmental entity or which will likely involve payment after the Closing Date of consideration in excess of Five Thousand Dollars ($5,000);

(xiv) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding Five Thousand Dollars ($5,000); or

(xv) any other agreement (or group of related agreements) the performance of which involves consideration or expenditures by Target in excess of Five Thousand Dollars ($5,000).

(xvi) Disclosure Schedule 4(p)(i) contains a general description of the history and scope of any claims under warranties under contracts or agreements with clients for work done by Target for that client.

Seller has delivered to Buyer a correct and complete copy of each written contract listed in Disclosure Schedule 4(p) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Disclosure Schedule 4(p). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) Seller is not and, to the Knowledge of Seller, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has challenged in writing the enforceability of any material provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims known to Seller, are current and collectible and will be collected in accordance with their terms at the recorded amounts thereof, subject only to the reserve, if any, for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.

(s) Insurance. Disclosure Schedule 4(s) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number, coverage limits, and the period of coverage;

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(iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and available amounts (including a description of how deductibles and ceilings are calculated and operate) of coverage;

(v) a description of any retroactive premium adjustments or other material loss-sharing arrangements;

(vi) a description of any claims filed against each such policy within the past five (5) years; and

(vii) a description of 'loss runs', including any worker's compensation policies.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Target, nor to the Knowledge of Seller any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has challenged in writing the enforceability of any material provision thereof. Disclosure Schedule 4(s) also describes any material self-insurance arrangements affecting Target. There have been no gaps in insurance coverage of the Target at any time.

(t) Litigation. Disclosure Schedule 4(t) sets forth each instance in which: (i) Target is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) Target is a party or the directors and officers of Target, are to Seller's Knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator.

(u) Product Liability. Target does not sell products in the Ordinary Course of Business and has no product liability exposure.

(v) Key Employees.

(i) Disclosure Schedule 4(v)(i) identifies each of the individuals who currently perform or have performed in the last twenty-four (24) months any of the following services for the Target: recruiting of workers, marketing and customer relations (each individual being a "Key Employee"). Furthermore, Disclosure Schedule 4(v)(i) sets forth the identity and job descriptions for each of the Key Employees. Each of the Key Employees has entered into a binding and enforceable confidentiality and non-solicitation agreement in the form (b) attached as part of Disclosure Schedule 4(v)(i). Seller is not, and to Seller's Knowledge, the Key Employees are not subject to any non-competition or confidentiality agreement with any Person other than Target.

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(ii) Disclosure Schedule 4(v)(ii) lists any intellectual property rights or copyright licenses agreements binding upon or obligating the Seller or, to the knowledge of Seller, any other Key Employee of the Target individually.

(iii) Disclosure Schedule 4(v)(iii) lists any franchise, distribution, commission, agency or representation agreements relating to the staffing, recruiting, and employee placement services business binding upon or obligating the Seller or, to the knowledge of Seller, any other Key Employee of the Target individually.

(w) Employees.

(i) To the actual knowledge of Seller without investigation, no directors or officers of Target, no executive, no Key Employee, or significant group of employees, plans to terminate employment with Target during the next twelve (12) months. Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Target has not committed any material unfair labor practice. There is no organizational effort presently being made or, to Knowledge of Seller or the directors or officers of Target, threatened by or on behalf of any labor union with respect to employees of Target, except as set forth in Disclosure Schedule 4(w).

(ii) Within the past three (3) years, Target has not implemented any plant closing or layoff of employees requiring notice under the WARN Act, and no such action will be implemented without advance notification to Buyer. Disclosure Schedule 4(w) lists all full-time and part-time employees of Target.

(iii) Target is and since January 1, 2011 has been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, labor relations, terms and conditions of employment, immigration, employee classification and wages, hours, meal and break periods, hiring, promotion, termination, workers', compensation, occupational safety and health requirements, plant closings, withholding of taxes, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, equal pay, employee privacy, employee leave requirements, unemployment insurance and related matters ("Labor Laws"). Target has paid its current and former employees, officers, directors, managers, independent contractors and consultants or adequately accrued for in accordance with GAAP in the Financial Statements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, officers, directors, managers or consultants prior to June 30, 2015. Target has properly classified each of its employees, officers, directors, managers, independent contractors and consultants and "employees" or "independent contractors" and as "exempt" or "non-exempt" for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act of 1938, as amended) and has properly reported all compensation paid to such employees, officers, directors, managers, independent contractors and consultants for all purposes and no reserves have been taken for any such matters. Target is, and since January 1, 2011 has been, in compliance with all documentation requirements of the Immigration Reform and Control Act of 1986, as amended, and the rules and regulations promulgated thereunder and no reserves have been taken for any such matters.

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(iv) Since January 1, 2011 there has been, no Litigation pending or to the Knowledge of Seller threatened against Target by or before any Governmental Authority with respect to any current or former employees, officers, directors, managers or consultants of any Target, including any claim relating to the alleged violation of any Labor Law.

(x) Employee Benefits.

(i) Disclosure Schedule 4(x) lists each Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or with respect to which Target has any liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Seller is not aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

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(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller and the directors and officers of Target, threatened.

(F) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(ii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA §3(35)).

(iii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv) Target does not maintain, contribute to or have an obligation to contribute to, or have any material liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Target other than in accordance with COBRA.

(v) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(vi) Disclosure Schedule 4(x)(vi) lists each written agreement, contract, or other arrangement - whether or not an Employee Benefit Plan (collectively a "Nonqualified Plan") - to which Target is a party that is a "nonqualified deferred compensation plan" subject to Code §409A. Each Plan has been maintained in good faith compliance with Code §409A and the regulations thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Code §409A(a)(1)(B).Target has no actual or potential obligation to reimburse or otherwise "gross-up" any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(y) Guaranties. Target is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person.

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(z) Environmental, Health, and Safety Matters.

(i) Target has for the past five (5) years complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, Target has obtained, has for the past five (5) years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii) Target has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to any of them, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv) Target has not treated, stored, disposed of, arranged for, permitted the disposal of, transported, handled, manufactured, distributed, exposed and person to or caused the release of any substance to the environment, including without limitation any hazardous substance, hazardous material or hazardous waste, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health, and Safety Requirements.

(v) Target has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is, or will become, subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vi) Seller and Target have furnished to Buyer all environmental audits, reports, and other material environmental documents relating to Target's or its respective predecessors' or Affiliates' past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(aa) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of their Business (collectively, the "Systems") have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in, or to the use of, any such Systems by Target.

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(bb) Certain Business Relationships with Target. Other than as disclosed on Disclosure Schedule 4(bb), none of Seller, her Affiliates or Target's directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with Target within the past twelve (12) months, and none of the Seller, her Affiliates or Target's directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the Business of Target.

(cc) Intentionally Omitted.

(dd) Customers and Suppliers. Disclosure Schedule 4(dd) lists the fifteen (15) largest customers of Target by revenue for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of net sales attributable to such customer. Since the date of the Most Recent Balance Sheet, no supplier of Target has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target, and no customer listed on Disclosure Schedule 4(dd) has indicated in writing that it shall stop, or materially decrease the rate of, buying services from Target.

(ee) Data Privacy. Target's business has complied with and, as presently conducted and as presently proposed to be conducted, is in compliance with, all Data Laws except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. Target has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. Target has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and Target is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. Disclosure Schedule 4(ee) lists Target's data privacy and security policies and Seller agrees to deliver copies of all such policies to Buyer within ten (10) days from the date of this Agreement.

(ff) Preferential Status. There are no contracts with customers that either require the continuation of ownership of the Target by, or permit termination by the customer, due to Target's loss of small business status, woman-owned business status, disadvantaged business status, protege status, "8(a)" status or other preferential status.

§4A. Representations and Warranties Concerning GEE Shares.

(a) Seller's Representations and Warranties Concerning GEE Shares. Seller represents and warrants to Buyer that the statements contained in this §4A(a) are correct and complete as of the date of this Agreement.

(i) Access to Information. Seller understands that an investment in the GEE Shares involves a high degree of risk and long term or permanent illiquidity, including, risk of loss of their entire investment. Seller has been given full and complete access to the Buyer for the purpose of obtaining such information as Seller or Seller's qualified representative has reasonably requested in connection with the decision to acquire the GEE Shares. Seller has received and reviewed copies of the Public Reports. Seller has been afforded the opportunity to ask questions of the officers of the Buyer regarding its business prospects, all as Seller (or Seller's investor's representatives) has deemed necessary to make an informed investment decision to purchase the GEE Shares.

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(ii) Restricted Securities. (A) Seller has been advised that none of the GEE Shares have been registered under the Securities Act or any other applicable securities laws. Seller acknowledges that the GEE Shares will be issued as "restricted securities" as defined by Rule 144 promulgated pursuant to the Securities Act. None of the GEE Shares may be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of counsel reasonably satisfactory to the Buyer, an applicable exemption from registration is available; (B) Seller is acquiring the GEE Shares for Seller's own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws; (C) Seller understands and acknowledges that the certificates representing the GEE Shares will bear substantially the following legend:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; (ii) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION; OR (iii) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION."

and (D) Seller acknowledges that an investment in the GEE Shares is not liquid and is transferable only under limited conditions. Seller acknowledges that such securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act ("Rule 144"), which permits limited resale of restricted securities subject to the satisfaction of certain conditions and that Rule 144 is not now available and, in the future, may not become available for resale of any of the GEE Shares.

(iii) Seller's Sophistication and Ability to Bear Risk of Loss. Seller is an Accredited Investor as that term is defined in Regulation D of the Securities Exchange Act, and is able to protect its interests in connection with the acquisition of the GEE Shares and can bear the economic risk of investment in such securities without producing a material adverse change in Seller's financial condition. Seller, either alone or with Seller's representative(s), otherwise has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of the investment in the GEE Shares.

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(b) Buyer's Representations and Warranties Concerning GEE Shares. Buyer represents and warrants to Seller that the statements contained in this §4A(b) are correct and complete as of the date of this Agreement, except as set forth in the Buyer's disclosure schedule accompanying this Agreement and initialed by the Parties (the "Buyer's Disclosure Schedule"). The Buyer's Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this §4A(b).

(i) Capitalization. The Buyer's capitalization is set forth in the Public Reports.

(ii) Filings with SEC. Buyer has made all filings with SEC that it has been required to make within the past two (2) years under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). To Buyer's knowledge, after reasonable inquiry, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement) each of the Public Reports: (i) has complied with the Securities Act and the Securities Exchange Act in all material respects; and (ii) does not contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer has made available to Seller, through the SEC's "EDGAR System," a correct and complete copy of each Public Report.

(iii) Financial Statements. Buyer has filed quarterly reports on Form 10-Q for the fiscal quarter ended March, 2015 (the "Most Recent Fiscal Quarter End"), and an annual report on Form 10-K for the fiscal year ended December 31, 2014. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly the financial condition of Buyer and its Subsidiaries as of the indicated dates and the results of operations of Buyer and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

(iv) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change.

§5. Intentionally Omitted.

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Seller acknowledges and agrees that, from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, insurance policies, title documents, and financial data of any sort relating to Target.

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(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with:

(i) any transaction contemplated under this Agreement; or

(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing.

(d) Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that Seller is requested, or required pursuant to oral or written question or request, for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use her reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(e) Covenant Not to Compete. At the Closing, Seller shall enter into a Covenant not to Compete in the form of Exhibit E attached hereto (the "Seller's Non-Competition Agreement").

(f) Filing of Reports. From the Closing Date until the first anniversary of the Closing Date, so long as the Seller owns any of the GEE Shares acquired hereby, the Buyer shall file on a timely basis, any and all Public Reports or amendments thereto, as it is required to file in order to remain fully current with all of its reporting obligations under the Securities Exchange Act so as to enable sales without resale limitations, pursuant to Rule 144, as amended ("Rule 144 Sales"). The Buyer shall pay for all opinions or similar letters to its transfer agent, as well as pay for all transfer agent costs, relating to the removal of the Rule 144 restrictive legend on share certificates representing the GEE Shares. For the avoidance of doubt, all references herein to filings to be made on a "timely basis" shall include and mean, any extension periods permissible under Rule 12b-25 of the Securities Exchange Act, provided that the Buyer has complied with such rule, but not beyond said extension date.

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(g) Seller's Piggyback Registration Rights. If at any time during the period from the Closing Date until the second anniversary of the Closing Date, the Buyer shall determine to file with the Securities and Exchange Commission (the "SEC") a Registration Statement relating to an offering for its own account or the account of others of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans and other than the Form S-1 currently subject to the SEC review), the Buyer shall send Seller written notice of such determination and, if within fifteen (15) business days after the date of such notice, Seller shall so request in writing, the Buyer shall include in such Registration Statement all or any part of the GEE Shares that Seller request to be registered, except that if, in connection with any underwritten public offering for the account of the Buyer the managing underwriter(s) thereof shall impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)' judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Buyer shall be obligated to include in such Registration Statement only such limited portion of the GEE Shares with respect to which Seller has requested inclusion hereunder as the underwriter shall permit. Any exclusion of GEE Shares shall be made on a pro rata basis with exclusions of any other issued and outstanding shares of the Buyer's common stock proposed to be included in such underwritten public offering. If an offering in connection with which Seller is entitled to registration under this Section 6(g) is an underwritten offering, then Seller shall, unless otherwise agreed by the Buyer, offer and sell such shares in an underwritten offering using the same underwriter or underwriters and on the same terms and conditions as other shares of Common Stock included in such underwritten offering.

(h) Personal Guaranties. Buyer shall use commercially reasonable efforts to obtain, as soon as reasonably practicable following the Closing, releases of the Seller and her affiliates from any and all obligations or liabilities arising from and after Closing under the personal guaranties listed on Schedule 6(h) attached hereto (collectively, the "Seller Guaranties"); provided, that, if and to the extent such releases cannot be obtained, then the Buyer shall indemnify the guarantor(s) from any such obligations or liabilities arising from and after Closing pursuant to and subject to the provisions of §8 below.

§7. Closing Deliveries.

(a) Closing Deliveries of Seller.

(i) Buyer shall have received the resignations, effective as of the Closing, of each director and officer of Target;

(ii) Seller shall have entered into a release with Buyer and Target in the form attached hereto as Exhibit C ("Seller's Release"), and such release shall be in full force and effect as of the Closing;

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(iii) Seller shall have entered into the Seller's Non-Competition Agreement, in the form attached hereto as Exhibit D and such agreement shall be in full force and effect as of the Closing;

(iv) Seller shall have entered into an employment agreement with Buyer in the form attached hereto as Exhibit E ("Seller's Employment Agreement"), and such agreement shall be in full force and effect as of the Closing;

(v) Seller shall have delivered to Buyer copies of the certificate of incorporation of Target certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target's incorporation;

(vi) Seller shall have delivered to Buyer copies of the certificate of good standing of Target issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Target's organization and of each jurisdiction in which Target is qualified to do business;

(vii) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the certificate of incorporation of Target and any amendments to the certificate of incorporation of Target and any amendments thereto;(ii) the bylaws of the Target; and (iii) any resolutions of the board of directors (or a duly authorized committee thereof) of the Target relating to this Agreement and the transactions contemplated hereby.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Closing Deliveries of Buyer.

(i) Buyer shall have entered into the Seller's Release and such release shall be in full force and effect as of the Closing;

(ii) Buyer shall have entered into the Non-Competition Agreement, and such agreement shall be in full force and effect as of the Closing;

(iii) Buyer shall have entered into the Employment Agreement, and such agreement shall be in full force and effect as of the Closing;

(iv) Buyer shall have delivered to Seller a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) the certificate of incorporation of Buyer and any amendments to the certificate of incorporation of Buyer; (ii) the bylaws of the Buyer; and (iii) any resolutions of the board of directors (or a duly authorized committee thereof) of the Buyer relating to this Agreement and the transactions contemplated hereby.

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§8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.The "Fundamental Representations and Warranties" of Seller are the representations and warranties of Seller in §3(a)(v) Target Shares and the following representations and warranties of Seller in §4: §4(a) Organization, Qualification and Corporate Power; 4(b) Capitalization; 4(e) Title to Assets; 4(i) Undisclosed Liabilities; 4(k) Tax Matters; and 4(x) Employee Benefits. All representations and warranties of Seller that are not Fundamental Representations and Warranties are the "Non-Fundamental Representations and Warranties." All representations and warranties of the Parties survive the Closing. The Non-Fundamental Representations and Warranties shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the other representations and warranties of the Parties contained in §3 and §4A above and the Fundamental Representations and Warranties) shall survive the Closing and continue in full force and effect until thirty (30) days following the expiration of the applicable statutes of limitations (including any extension thereto). The covenants and agreements of the Parties shall survive the Closing in accordance with their terms.

(b) Indemnification Provisions for Buyer's Benefit. In the event Seller breaches any of Seller's representations, warranties, covenants or agreements contained herein, and provided that Buyer makes a written claim for indemnification against Seller pursuant to §11(h) below within the applicable survival period (in §8(a) above) if there is an applicable survival period pursuant to §8(a) above), then Seller shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may incur (including any Adverse Consequences Buyer may incur after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. In addition, Seller agrees to indemnify Buyer for any Adverse Consequences arising out of the matters disclosed on Disclosure Schedule 4(t).

Seller's indemnification obligations hereunder shall be subject to the following limitations and qualifications:

(i) Seller shall not have any obligation to indemnify Buyer for (A) a breach of any of the Non-Fundamental Representations and Warranties of Seller, (B) for the matters disclosed on Disclosure Schedule 4(t); or (C) as to matters indemnified against in §9(a) below, until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of Forty Thousand Dollars ($40,000) ("Indemnification Deductible") after which point Seller will be obligated to indemnify Buyer from and against Adverse Consequences in excess of the Indemnification Deductible as provided herein;

(ii) Notwithstanding anything contained herein to the contrary, the aggregate liability of the Seller to the Buyer Indemnified Parties for indemnification claims hereunder shall under no circumstances exceed the amount of the Purchase Price;

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(iii) there will be an aggregate ceiling in the amount equal to One Million Dollars ($1,000,000) ("Indemnification Ceiling") on the obligation of Seller to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (A) a breach of any of the Non-Fundamental Representations and Warranties of Seller, or (B) for the matters disclosed on Disclosure Schedule 4(t);

(iv) Buyer's recourse to recover for a breach of any of the Non-Fundamental Representations and Warranties shall be limited solely to recourse against the GEE Shares in the Escrow Account and to offset against the Earnout (or if previously paid to recover an amount up to the amount of the paid Earnout). Notwithstanding the foregoing, if Buyer is unable to recover the GEE Shares because they have been disposed of or encumbered, Buyer shall have the right to seek recovery of up to$1 million of cash from Seller personally (in addition to the Earnout). Except as provided in the preceding sentence, under no circumstances shall Buyer have the right of recourse against the One Million Eight Hundred Thirty Thousand Dollars ($1,830,000) of cash paid to Seller at Closing for a breach of the Non-Fundamental Representations and Warranties.

(v) In calculating the amount of any Adverse Consequences hereunder, the amount of such Adverse Consequences shall be reduced by any amounts recovered or recoverable by Buyer, as applicable, under insurance policies.

(vi) Subject to the other terms and conditions of this Article 8, Adverse Consequences for any and all breaches of representations and warranties (including the Fundamental Representations) will be satisfied first against the GEE Shares held in escrow by the Escrow Agent before Buyer seeks recourse against other assets of Seller. (Notwithstanding anything to the contrary, if the aggregate amount of Adverse Consequences asserted by Buyer exceeds the fair market value of the GEE Shares held in escrow, then Buyer may simultaneously pursue other assets of Seller, so long as in any such case recovery is made first against the GEE Shares held in escrow.)

(vii) No Party hereto shall be obligated to indemnify any other Person with respect to any Adverse Consequences with respect to any matter raised in the calculation of the adjustment of the Purchase Price pursuant to Section 2(a)(v).

(viii) For purposes of this Section 8, any breach of or inaccuracy in any representation or warranty (other than the first sentence of Section 4(h)) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

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(c) Indemnification Provisions for Seller's Benefit. In the event Buyer breaches any of its representations, warranties, covenants or agreements contained herein, and provided that Seller makes a written claim for indemnification against Buyer pursuant to §11(h) below within the applicable survival period (in §8(a) above) then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may incur (including any Adverse Consequences Seller may incur after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. In addition, in accordance with Section 6(h) above, Buyer agrees to indemnify Seller for any Adverse Consequences arising from and after the Closing Date under any Seller Guaranty, but excluding any Adverse Consequences that arise from a breach by Target or Seller prior to Closing with respect to the Personal Guaranties or the underlying liabilities being guaranteed.

(d) Matters Involving Third-Parties.

(i) If any third-party notifies either Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this §8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve the rights and defenses of the Indemnified Party; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed, and is conducting the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) In the event that the Indemnifying Party and the Indemnified Party mutually agree that the Indemnified Party will assume and conduct the defense of the Third-Party Claim, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim; provided that the Indemnified Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Person, and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

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(iv) In the event that the Indemnifying Party fails to agree to the defense of the Third-Party Claim by the Indemnified Party and does not assume and conduct the defense of the Third-Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate and need not consult with or obtain the consent from the Indemnifying Party in connection therewith, and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(e) Determination of Adverse Consequences. Indemnification payments under this §8 and §9 (below) shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8. All indemnification payments under this §8 and §9 (below) shall be deemed adjustments to the Purchase Price.

(f) Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this §8 and the indemnification provisions of §9 shall be the exclusive remedy of Buyer and Seller against each other with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement, and the transactions contemplated by this Agreement with the exception of actual fraud. Seller hereby agrees that she will not make any claim for indemnification against Target or Buyer by reason of the fact that she was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

§9. Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a) Tax Indemnification. Seller shall indemnify Target and Buyer and hold them harmless from and against: (i) all Income and other Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"); (ii) any and all Income and other Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Target (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iii) any and all Income and other Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, Seller shall be liable only to the extent that such Income Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Seller shall reimburse Buyer for any Taxes of Target that are the responsibility of Seller pursuant to this §9(a) within fifteen (15) Business Days after payment of such Taxes by Buyer or Target.

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(b) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make all changes as are reasonably requested by Seller. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on Seller's Tax Return in a manner consistent with the Schedule K-1 prepared by Target for such periods. Without limiting the generality of the immediately foregoing sentence, the Parties expressly agree that the Employee Bonuses, as well as any related payroll taxes or fees, shall be deemed to have been made prior to the Closing so that the associated tax deductions will inure to the benefit of the Seller.

(d) Refunds and Tax Benefits. Any Income Tax refunds that are received by Buyer or Target, and any amounts credited against Income Tax to which Buyer or Target become entitled, that relate to Income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) Business Days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Income Tax by a taxing authority to Buyer or Target of any amount accrued on the Most Recent Balance Sheet, Buyer shall pay such amount to Seller within fifteen (15) Business Days after receipt or entitlement thereto.

(e) Cooperation on Tax Matters.

(i) Buyer, Target and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target, Seller and Buyer agree: (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Target or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

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(ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated herein shall be paidby Seller when due, and the Party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other Party/Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and one-half by Seller.

§10Section 338(h)(10) Election. At Buyer's option, Target and Seller shall join with Buyer in making an election under Section 338(h)(10) (and any corresponding election under state and local tax law), in accordance with the following provisions.

(a) Buyer's payment to Sellers for costs of Section 338(h)(10) Election as additional consideration for Target Shares. As additional consideration for the purchase of the Target Shares under this Agreement, and in consideration for the agreement of Seller to make the Section 338(h)(10) Election pursuant to subsection (e) below, Buyer shall pay to the Sellers such amount as is required to cause Sellers to be in the same after-tax economic position with respect to the sale of the Target Shares in which they would have been if the Section 338 Election not been made (the "Section 338 Price Increase"). The Parties agree that any payment among the Parties in respect of the amount of Section 338 Price Increase (other than interest thereon) shall be deemed to be an adjustment in the amount of the Purchase Price. Each payment by Buyer shall be made when reasonably requested by Seller, but Buyer is not required to make the payment in advance of ten (10) days prior to the last date on which the applicable Tax amount would be due after taking into account available extensions. Seller agrees to file applicable extensions for the applicable Tax returns if reasonably requested in writing by Buyer.

(b) Computation and payment of estimated Section 338 Price Increase. The Company shall cause Bennett Thrasher LLP (the "Accountant") to prepare and deliver to the Parties a computation of the Section 338 Price Increase (as defined below) as soon as practical after December 31, 2015.

(c) Factors included in the Section 338 Price Increase. The Section 338 Price Increase shall take into account, without limitation, the following:

(1) All Taxes imposed on Sellers as a result of the making of the Section 338(h)(10) Election (including Income Taxes on the increases to the Purchase Price required under this Section), to the extent such Taxes exceed the amount of such Taxes that would have been imposed on the Sellers if the Section 338(h)(10) Election had not been made with respect to the acquisition of the Shares hereunder; and

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(2) All other reasonable costs incurred by Sellers as a result of the Section 338(h)(10) Election, including reasonable costs incurred in connection with review of documents, computations and tax filings or participation in examinations related to the Section 338(h)(10) Election and its consequences (including the computations required under this Section) (the "Incidental Costs") subject to a maximum payment to the Accountant of $5,000.

(d) Assumptions controlling computation of Section 338 Price Increase. The Section 338 Price Increase shall be computed using the following assumptions:

(1) Sellers would have recognized long-term capital gain and no ordinary income on the sale of the Target Shares, except for the amount reasonably allocated by Buyer to the Non-Competition Agreement; and any payments would have been required to be characterized as interest);

(2) Sellers have no other installment receivables arising in the year of the Closing which are being reported on the installment method pursuant to Section 453 of the Code;

(e) Agreement to make Section 338(h)(10) Election and file consistently. Sellers shall join with the Buyer in making an election under Section 338(h)(10) of the Code (and any similar elections under state, local, or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder, provided that the Buyer shall be obligated to pay to Sellers an amount equal to the excess if any of Seller's Section 338 Price Increase computed pursuant to subsection (g)(i) over the estimated Section 338 Price Increase paid pursuant to subsection (b) above, on or before the applicable dates required in this Section 10. For Income Tax purposes, Buyer and Sellers will report the stock purchase as a purchase and sale, respectively, of the assets of Target, where such treatment is the required consequence of the Section 338 Election. Sellers shall include any income, gain, loss, deduction or other tax items for the taxable period ending on the Closing Date on the Sellers' personal Tax Return in a manner consistent with the Form K-1s (or their equivalent) furnished by Buyer to Sellers.

(f) Preparation and filing of Section 338 Forms.

(i) At least ninety (90) days prior to the latest permissible date for filing the Section 338(h)(10) Election, Buyer shall prepare and submit to Sellers the Section 338 Forms required to be filed to make such election. With the submission of such Section 338 Forms, Buyer shall advise Sellers in writing of those actions that Buyer considers necessary and appropriate for the Sellers to take to effect, preserve, or perfect a timely Section 338(h)(10) Election. Buyer shall not file any Section 338 Form unless it shall have obtained Sellers' written consent thereto, which consent shall not be unreasonably withheld or delayed.

(ii) On or prior to the thirtieth (30th) day after Sellers' receipt of any Section 338 Form from Buyer, Sellers shall deliver to Buyer either (A) such executed Section 338 Form and a consent to its filing or (B) a written notice specifying in reasonable detail all disputed items and the basis therefor. If Buyer and Sellers have been unable to resolve all disputed matters relating to the Section 338 Form within thirty (30) days after Buyer's receipt of the written notice described in clause (B) above, any remaining disputed issues shall be resolved pursuant to the same procedures set forth in Section 3(c) of Appendix I.

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(iii) Buyer will have the sole responsibility for assuring that the Section 338(h)(10) Election is validly and timely made. Sellers (to the extent so advised by the Buyer pursuant to subsection (f)(i)) and the Buyer shall comply fully with all filing and other requirements necessary to effectuate such Section 338(h)(10) Election on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such Section 338(h)(10) Election.

(iv) Sellers and Buyer shall use their best efforts to mutually agree upon the initial determination and allocation among the assets of the Company of the "aggregate deemed sale price" and "adjusted grossed up basis" (within the meaning of Treas. Regs. Sections 1.338-4 and 1.338-5 respectively), as soon as practicable after December 31, 2015. Such allocation shall be made in accordance with Section 338 of the Code and the regulations thereunder. If Buyer and Sellers are unable to agree upon such determination or allocation within such time period, then such determination and allocation shall be made pursuant to the same procedures set forth in Section 3(c) of Appendix I. When finally determined hereunder (whether by agreement or otherwise) such allocation shall be binding upon each of Sellers and Buyer for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and Tax purposes).

(g) Computation and payment of revised Section 338 Price Increase.

(i) Buyer promptly shall cause the Independent Accountants serving as arbiter to prepare a recomputation of the Section 338 Price Increase upon receipt of written notice from Seller to Buyer that such a recomputation is necessary to reflect either a change to the income recognized by reason of the Section 338(h)(10) Election (including by reason of a change in the Purchase Price) or a redetermination by a taxing authority of the effect on Sellers of the Section 338(h)(10) Election that is inconsistent with the most recent computations of the Section 338 Price Increase. Subsequent payments between the Parties as a result of any subsequent adjustments to the Section 338 Price Increase amount shall be made within five (5) business days after the date that a revised computation of the Section 338 Price Increase is determined by the Arbiter and provided to the Parties.

(ii) In the case of any payment in respect of the Section 338 Price Increase under this Section, Buyer shall pay with such Section 338 Price Increase payment interest on the amount payable at the rate of 6% per annum from the Closing Date to the date of payment.

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(h) Loans to pay accelerated Tax liabilities. To the extent that the effect of the Section 338 Election is to create a timing difference with respect to the payment of Taxes, rather than a permanent difference in the amount of Tax imposed (for example, by reason of a reduction in the available deferral of Tax under the installment method under Section 453 of the Code with respect to any deferred payments for the Target Shares payable under this Agreement), at the request of Sellers, Buyer shall loan an amount to Seller equal to the amount of Taxes with respect to any gain that is required to be paid by Sellers in advance of time such Taxes would otherwise be payable (the "Tax Acceleration Amount"). The loans of the Tax Acceleration Amount shall be disbursed to Sellers not later than 5 days prior to the date that such increase in Tax is required to be paid by Seller. The Tax Acceleration Amount loaned shall be repayable by Sellers without interest on the dates and to the extent that the accelerated Tax liability would have been payable by Seller had the Section 338 Election not been made.

§11. Miscellaneous.

(a) Intentionally Omitted.

(b) Press Releases and Public Announcements. None of the Seller, the Target, or any officer, employee, representative or agent of the Target, will issue any press release or other public announcement regarding the proposed Agreement. Seller and Target shall use best efforts to cause Target's employees to not disclose any information about the transaction or confidential GEE information that is non-public or trade in Buyer's stock or disseminate insider information unless approved in advance by Buyer's counsel in writing. Prior to Closing, no clients or employees of either Party will be contacted by the other Party or otherwise informed about a possible transaction unless mutually agreed upon by the Parties. After Closing, no client or employee notifications will be made unless approved in writing by the Buyer. Once Closing has occurred, only the Buyer will make any announcement at its sole discretion. The Buyer will not announce any transaction prior to Closing unless the Parties mutually agree to such disclosure, or it is required to do so as determined by Buyer's counsel because of SEC rules, regulations and interpretations.

(c) No Third-Party Beneficiaries. Except as provided in §8 above, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may: (i) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates; and (ii) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices.All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail; or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	With a Copy to:

General Employment Enterprises, Inc.

Attn: Derek Dewan, CEO

13500 Sutton Park Drive South, Suite 204

Jacksonville, Florida 32224

If to Seller/Target:

Tricia Dempsey

1000 Windward Concourse

Suite 160

Alpharetta, GA 30005

Averitt & Alford, P.A.

Attn: Barry C. Averitt, Esq.

3010 South Third Street, Suite B

Jacksonville Beach, Florida 32250

With a Copy to:

Nelson Mullins Riley & Scarborough LLP

Attn: Micheal Rubinger, Esq.

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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(i) Governing Law, Jurisdiction, Venue and Service of Process. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The Parties agree that the courts of the State of Florida and the federal courts of the United States located in the State of Florida shall have non-exclusive jurisdiction over any dispute, claim or controversy which may arise involving this Agreement or its subject matter. The Parties waive any defense of lack of personal jurisdiction that any of them may have otherwise had to an action brought in Florida. The Parties agree that exclusive venue shall lie solely in the appropriate federal or state court located in Duval County, Florida; provided that this provision shall not prohibit a Party from commencing an action in any court with appropriate jurisdiction for the purpose of enforcing this choice of venue provision, and bringing such an action shall not serve to waive such Party's rights under the choice of venue provision. The Parties irrevocably submit and consent to the above jurisdiction and chosen venue and except as provided herein waive any right they may have to bring or maintain an action in any other jurisdiction or venue or seek any change of jurisdiction or venue or that such venue is inconvenient. The Parties agree that service of process in any proceeding in any such court may be effected by U.S.P.S. certified mail at the addresses as stated herein.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation, or in any other jurisdiction.

(l) Expenses. Each Buyer, Seller and Target will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (except as provided in §9(g) above) Seller will also bear the cost and expenses of Target (including all of Target's legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(n) Incorporation of Annexes, Exhibits, Appendices, and Schedules. The Annexes, Exhibits, Appendices, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

"BUYER"		"SELLER"

General Employment Enterprises, Inc., an Illinois corporation

By:	/s/ Derek Dewan	/s/ Tricia Dempsey
Print Name:	Derek Dewan	Tricia Dempsey, individually
Title	CEO

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EXHIBIT A - DEFINITIONS

"1099 Contractors" means any personnel who are "leased" to customers of Target or whose services are provided to customers of Target including those provided directly or through entities (e.g. corporations) owned by the personnel, who are not treated as being W-2 employees of Target.

"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses. For purposes of indemnification under this Agreement, the term Adverse Consequences shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification.

"Affiliate" means: (i) in the case of an individual, the members of the immediate family (including the individual's spouse and the parents, siblings and children of the individual and/or the individual's spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals; or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

"Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Wells Fargo Bank, N.A.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms, or could form, the basis for any specified consequence.

"Benchmark Working Capital" has the meaning set forth in Section 2(v).

"Business" means the staffing, recruiting, and employee placement services of Target, including all related services provided by Target.

"Business Day" means any day, excluding Saturday, Sunday and any national or Florida state holiday.

"Business Entity" means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

"Buyer" has the meaning set forth in the preface.

"Buyer's Disclosure Schedule" has the meaning set forth in §4A(b).

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"Cash Payment to Seller" has the meaning set forth in §2(a).

"CERCLA" has the meaning set forth in §4(z)(iv).

"Charter" means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation or other Business Entity, as amended and restated through the date hereof.

"Closing" has the meaning set forth in §1(c).

"Closing Date" has the meaning set forth in §1(c).

"Closing Working Capital" has the meaning set forth in Appendix I.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

"Code" means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

"Compliance" or words of similar meaning shall mean adherence, in all material respects, to any and all Legal Requirements.

"Confidential Information" means any information concerning the Business and affairs of Target that is not already generally available to the public.

"Data Laws" means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to Target.

"Disclosure Schedule" or "Disclosure Schedules" has the meaning set forth in §4.

"Earnout" has the meaning set forth in §2.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

"Employee Bonuses" means the transaction bonuses to be paid by the Company to three employees designated by Seller in the aggregate amount of $170,000.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

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"Environmental, Health, and Safety Requirements" means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

"ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

"ERISA Affiliate" means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with Target, would be deemed to be a "single employer" within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with Target, is treated as a "single employer" for purposes of Section 414 of the Code.

"Escrow Agent" has the meaning set forth in §2(a)(ii).

"Escrow Agreement" means that certain Escrow Agreement referenced in §8(g) by and among the Escrow Agent, Buyer and Seller.

"Escrow Holder" has the meaning set forth in §6(f).

"Fiduciary" has the meaning set forth in ERISA §3(21).

"Financial Statements" has the meaning set forth in §4(g).

"Fundamental Representations and Warranties" has the meaning set forth in §8(a).

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"GEE Common Stock" means the no par value common stock of GEE.

"GEE Shares" has the meaning set forth in §(2)(iv).

"GEE Shares - Escrow Agreement" has the meaning set forth in §(2)(iv).

"Improvements" has the meaning set forth in §4(l).

"Income Tax" means any federal, state, local, or non-U.S. Income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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"Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

"Indemnification Ceiling" has the meaning set forth in §8(b).

"Indemnification Deductible" has the meaning set forth in §8(b).

"Indemnified Party" has the meaning set forth in §8(d).

"Indemnifying Party" has the meaning set forth in §8(d).

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all material advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

"Key Employee" has the meaning set forth in §4(v).

"Knowledge," "Know," "Known" or words of similar meaning shall mean, with respect to Seller, the actual knowledge of Seller after reasonable investigation.

"Labor Laws" has the meaning set forth in §4(w)(iii).

"Law" means any federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, as applicable to the Business or Target. The term "Law" includes, without limitation, the following statutes, as amended, and in effect from time to time up to the Closing Date, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; and any similar state and local laws, and all amendments thereto, or the by-laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

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"Lease Consents" has the meaning set forth in §7(a)(x).

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

"Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of Target thereunder.

"Lien" or "Liens" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to, or would likely have a material adverse impact or effect on: (a) the business, operations, assets, liabilities, condition or prospects (financial or otherwise) of Target; (b) the ability of the Seller to perform its obligations under any of the Purchase Documents; (c) the validity or enforceability of any of the Purchase Documents; or (d) the rights and remedies of the Buyer under any of the Purchase Documents.

"Material Leased Real Property" means any Leased Property that is leased by Target at an annual rent in excess of twelve thousand ($12,000).

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in §4(g).

"Most Recent Fiscal Month End" has the meaning set forth in §4(g).

"Most Recent Fiscal Quarter End" has the meaning set forth in §4A(b)(iii).

"Most Recent Fiscal Year End" has the meaning set forth in §4(g).

"Multiemployer Plan" has the meaning set forth in ERISA §3(37).

"Necessary Permits" or "Permits" mean all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other governmental and other authorizations as are necessary in order to enable Target (prior to Closing) and Buyer (after Closing) to continue to own, operate and conduct the Business as currently conducted and proposed to be conducted and to occupy and use Target's real and personal properties without incurring any material liability.

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"Nonqualified Plan" has the meaning set forth in §4(x)(vi).

"Non-Fundamental Representations and Warranties" has the meaning set forth in §8(a).

"NWC Adjustment Amount" has the meaning set forth in §2(a)(v).

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Target and its Subsidiaries.

"Party" or "Parties" has the meaning set forth in the preface.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"Pre-Closing Tax Period" has the meaning set forth in §9(a).

"Predecessor" means any Person, if any, whose status and activities could give rise to a claim against Buyer or Target as successor in interest to such Person.

"Prohibited Transactions" has the meaning set forth in ERISA §406 and Code §4975.

"Public Reports" has the meaning set forth in §4A(b)(ii).

"Purchase Documents" means this Agreement and any other certificate, document, instrument, stock power, or agreement executed in connection therewith, and any assignment or other agreement related to the Stock or any purchased assets.

"Purchase Price" has the meaning set forth in §2.

"Real Property" means real property and real estate.

"Real Property Laws" has the meaning set forth in §4(l).

"Recourse Limitation" has the meaning set forth in §8(b)(ii)(B).

"Rule 144" has the meaning set forth in §4A(a)(ii).

"Rule 144 Sales" has the meaning set forth in §6(h).

"EDGAR System" means the Electronic Data Gathering, Analysis, and Retrieval system, which performs automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission.

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"SEC" means the Securities and Exchange Commission.

"§338(h)(10) Election" has the meaning set forth in §9(f).

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Seller" has the meaning set forth in the preface.

"Employment Agreement" has the meaning set forth in §7(a)(xiv).

"Non-Competition Agreement" has the meaning set forth in §6(e).

"Stock Event" has the meaning set forth in §2(a).

"Straddle Period" has the meaning set forth in §9(b).

"Subsidiary" means, with respect to any Person: (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other Equity Securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person; or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of Target shall include the direct and indirect Subsidiaries of Target.

"SWDA" has the meaning set forth in §4(z)(iv).

"Systems" has the meaning set forth in §4(aa).

"Target" has the meaning set forth in the preface.

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"Target Share" or "Target Shares" means any share of the common stock, no par value per share of Target.

"Tax" or "Taxes" means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" has the meaning set forth in §8(d).

"WARN Act" has the meaning set forth in §4(h).

"Working Capital Escrow Funds" has the meaning set forth in §2(a)(ii).

"Written," "in writing" or words of similar meaning shall include any written materials, emails or any other forms of written documentation or communication (including any electronic form).

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APPENDIX I

(WORKING CAPITAL ADJUSTMENT APPENDIX)

1. DEFINITIONS. For purposes of this Appendix, the following terms have the meanings specified or referred to in this Paragraph 1:

Cash and Cash Equivalents means all cash and cash equivalents, including (i) marketable securities and short term investments, and (ii) uncollected checks issued to the Target and funds in transit to the Target (but only to the extent not already otherwise included in Current Assets), but excluding (iii) uncollected checks issued by the Target and funds in transit from the Target.

Closing Working Capital means the Working Capital of the Target at Closing.

Current Assets means the current assets of the Target determined in accordance with GAAP applied on a basis consistent with the Most Recent Balance Sheet (provided that where the Most Recent Balance Sheet is inconsistent with GAAP, GAAP shall control), including but not limited to the following, in each case without duplication: Cash and Cash Equivalents; accounts receivable, current portion of notes receivable; prepaid expenses; deposits; COBRA receivables and accrued revenue.

Current Liabilities means the current liabilities of the Target determined in accordance with GAAP applied on a basis consistent with the Most Recent Balance Sheet (provided that where the Most Recent Balance Sheet is inconsistent with GAAP, GAAP shall control), including but not limited to the following, in each case without duplication: Fifth Third Bank Line of Credit, accounts payable, customer deposits, advances payable, deferred revenue, deferred rent, royalty advances, sales taxes payable, accrued federal tax withholding with respect to payroll, accrued FICA withholding, accrued state tax withholding with respect to payroll, payroll taxes payable, other employee plans payable, salaries and bonuses payable, vacation expense payable, sales commissions payable and health care benefits payable, placement agreements still binding upon Target and under the 'guarantee period'.

For the avoidance, the Employee Bonuses paid at Closing shall not be treated as Current Liabilities for this calculation as they are a reduction of purchase price.

Example based on provided numbers for balance sheet as of June 30, 2015

Current Assets: $1,280,302.15

Current Liabilities: $807,213.88

Net Working Capital as of June 30, 2015: $473,080.27

Benchmark Net Working Capital: $450,000

NWC Adjustment Amounts: 23,080.27

Current Portion means that portion of the projected payments to be received, paid or expenses within the next twelve (12) months following Closing.

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GAAP has the meaning set forth in Exhibit A of the Agreement.

Independent Accountants has the meaning set forth in Paragraph 3(b) of this Appendix.

Most Recent Balance Sheet has the meaning set forth in Exhibit A of this Agreement.

NWC Adjustment Amount has the meaning given such term in §2(v) of the Agreement.

Objection Statement has the meaning set forth in Paragraph 3(a) of this Appendix.

Remaining Disputed Issues has the meaning set forth in Paragraph 3(b) of this Appendix.

Total Disputed Amount has the meaning set forth in Paragraph 3(b) of this Appendix.

Working Capital means the Target's Current Assets minus the Target's Current Liabilities.

2. BUYER'S CALCULATION OF CLOSING WORKING CAPITAL. Buyer shall in accordance with GAAP determine the Working Capital as of the Closing Date (the "Closing Working Capital"). Buyer shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Seller within sixty (60) days following the Closing Date.

3. WORKING CAPITAL DISPUTE RESOLUTION PROCEDURE.

a.	Within ten (10) days after written request for access by Seller, Seller shall be given reasonable access during reasonable business hours to (and copies of) all of Target's applicable books, records, and other documents, including work papers, worksheets, notes, and schedules used in preparation of the Revenue Statement, other than work papers that Buyer considers proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

b.	If within thirty (30) days following delivery of the Closing Working Capital calculation Seller has not given Buyer a written statement (the "Objection Statement") of its objection as to the Closing Working Capital calculation (which statement shall state the basis of Seller's objections with reasonable particularity), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the NWC Adjustment Amount (if any). Within three (3) business days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties, if there is a NWC Adjustment Amount, Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Appendix; or

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c.	If, however, Seller duly and timely gives Buyer the Objection Statement, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within thirty (30) days of Buyer's receipt of Seller's Objection Statement, Seller and Buyer shall submit the issues remaining in dispute (the "Remaining Disputed Issues") to Justin Vanfleet, Friedman LLP, independent public accountants (the "Independent Accountants") for resolution applying the principles, policies and practices referred to in this Appendix. If Remaining Disputed Issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the Remaining Disputed Issues, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) fees and costs incurred for such Independent Accountants as a result of such dispute shall be allocated between Buyer and Seller in proportion to the respective amounts of the difference between Seller's calculation of the Remaining Disputed Issues and Buyer's calculation of the Remaining Disputed Issues (the "Total Disputed Amount") which are resolved against them. For example, if with respect to the Remaining Disputed Issues, Buyer calculates Closing Working Capital to be $100x, and Seller calculates Closing Working Capital to be $150x (so that the Total Disputed Amount is $50x); and the Independent Accountants determine that Closing Working Capital is $140x ($10x is resolved against Seller, and $40x is resolved against Buyer), then the fees and expenses of the Independent Accountants would be allocated 80% to Buyer (i.e., $40x/$50x) and 20% (i.e., $10x/$50x) to Seller.

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APPENDIX II

(EARNOUT APPENDIX)

1. DEFINITIONS.

For purposes of this Appendix, the following terms have the meanings specified or referred to in this Paragraph 1:

Earnout Payment has the meaning set forth in Paragraph 2(a) of this Appendix.

Earnout Period means the period from the Closing Date to the first anniversary of the Closing Date.

GAAP has the meaning set forth in Exhibit A of the Agreement.

Gross Profit means the net revenue minus the total costs of goods sold related to those revenue.

Independent Accountants has the meaning set forth in Appendix I, Paragraph 3(b).

Objection Statement has the meaning set forth in Paragraph 3(c) of this Appendix.

Revenue Statement has the meaning set forth in Paragraph 3(a) of this Appendix.

Illustration

1.

Revenue as reported through June 30, 2015:	$7,592.561
Cost of Goods sold through June 30, 2015:	$4,740,706
Gross Profit through June 30, 2015:	$2,851,855
Earn out Paid	$500,000

2.

Revenue end of earn out period:	$7,000,000
Cost of Goods earn out period:	$4,400,000
Gross Profit during earn out period:	$2,600,000
Earn Out Calculation
Minimum Required Revenue:	$7,500,000 not met
Short fall:	$500,000
Total Allowable Shortfall 85%:	$1,125,000
Percentage of Shortfall / earned:	.0667% / .9333%
Earn out Paid	$466,650

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3.

Revenue end of earn out Period:	$6,600,000
Cost of Goods earn out Period:	$4,400,000
Gross Profit earn out Period:	$2,200,000
Earn Out Calculation
Minimum Required Revenue:	$7,500,000 not met
Gross Profit:	$2,500,000 not met
Short fall:	$1,900,000
Total Allowable Shortfall 85%:	$1,125,000
Percentage of Shortfall / earned:	100% / 0%
Earn out Paid	$0

4.

Revenue end of earn out Period:	$7,600,000
Cost of Goods earn out Period:	$5,600,000
Gross Profit earn out Period:	$2,000,000
Earn Out Calculation
Minimum Required Revenue:	$7,500,000 met
Gross Profit:	$2,500,000 not met
Percentage of Shortfall / earned:	100% / 0%
Earn out Paid	$0

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2. EARNOUT PAYMENT.

(a)	Buyer shall pay to Seller an amount equal to $500,000 on or before September 30, 2016 ("Earnout Payment"), if and only if the revenues of the Target for the Earnout Period following the Closing are at least $7,500,000 and Gross Profit for such Earnout Period is at least $2,500,000 (provided that a pro-rated amount of such payment will be made if and only if the gross profit is met and the revenues for the twelve (12) month period after Closing is greater than eighty five percent (85%) but less than one hundred percent (100%) of revenue of $7,500,000). In no event will the Earnout Payment exceed $500,000.

(b)	Except as provided in Section 2(c) below, Seller shall not be entitled to any interest on the Earnout Payment under this Appendix.

(c)	Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it claims to be entitled from Seller under §8 of the Agreement against amounts otherwise payable under this Appendix. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Appendix, regardless of whether Seller disputes such setoff claim, or whether such setoff claim is for a contingent or unliquidated amount. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if it is ultimately determined by a court of competent jurisdiction that the exercise of the right of setoff was not justified, Buyer will be required to pay on the amount so set off calculated at the rate of eight percent (8%) per annum.

3. COVENANTS.

(a)	Buyer acknowledges that it intends to refer, wherever practicable, all of the Business offered to or made available to it in the State of Georgia during the Earn-Out Period to the Target.

(b)	Buyer shall operate the Business in a commercially reasonable manner until the date that is sixty (60) days after the delivery of the Earnout Payment.

(c)	Buyer shall not undertake any subterfuge, scheme, device, plan, activity, strategy or other transaction, whether or not legal, a primary purpose of which is to lessen or evade their obligations under the Earnout Payment.

(d)	Buyer shall provide reasonably sufficient resources, consistent with the past practices of Seller, to support the Business throughout the Earnout Period.

(e)	If Buyer breaches any of the Covenants in this Section 3, then Seller shall promptly notify Buyer of the breach and Buyer shall have a period of ten (10) days to cure the breach.

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4. PROCEDURE.

(a)	Buyer shall maintain separate accounting books and records for the Target during the Earnout Period. Promptly following the end of the Earnout Period, Buyer shall prepare statement of the revenues and Gross Margin of the Target for the Earnout Period, which shall be prepared in accordance with GAAP and, to the extent not inconsistent with GAAP, the past practices of the Target (the "Revenue Statement"). Buyer shall deliver the Revenue Statement to Seller within forty-five (45) days following the end of the Earnout Period.

(b)	Seller shall be given reasonable access during reasonable business hours to (and copies of) all of Target's applicable books, records, and other documents, including work papers, worksheets, notes, and schedules used in preparation of the Revenue Statement, other than work papers that Buyer considers proprietary, such as internal control documentation, engagement planning, time control and audit sign off, and quality control work papers.

(c)	If, within forty-five (45) days following delivery of the Revenue Statement to Seller, Seller has not given Buyer notice of an objection as to any amounts set forth on the Revenue Statement (which notice shall state in reasonable detail the basis of Seller's objection) (the "Objection Statement"), the Revenue Statement as computed by Buyer will be final, binding, and conclusive on the parties.

(d)	If Seller timely gives Buyer an Objection Statement, and if Seller and Buyer fail to resolve the issues raised in the Objection Statement within thirty (30) days after giving the Objection Statement, Seller and Buyer shall submit the issues remaining in dispute (the "Remaining Disputed Earnout Issues") for resolution to the "Independent Accountants" (see Appendix 1, Paragraph 1 for definition), and follow the provisions set forth in Paragraph 3(e) below.

(e)	The Parties shall follow the same procedures to resolve the Remaining Disputed Earnout Issues as are described under Appendix I, Paragraph 3(b), to resolve disputed issues regarding the NWC Adjustment Amount. The Independent Accountants shall be directed to resolve only the Remaining Disputed Earnout Issues and render a written report on their resolution of disputed issues with respect to the Revenue Statement as promptly as practicable, but no later than sixty (60) days after the date on which the Independent Accountants are engaged. Any determination by the Independent Accountants will not be outside the range established by the amounts in: (i) the Revenue Statement; and (ii) Seller's proposed adjustments thereto. Such determination will be final, binding, and conclusive on the Parties. Fees and costs incurred for such Independent Accountants as a result of such dispute shall be allocated between Buyer and Seller in the same manner as under Appendix 1 with regard to disputes concerning the NWC Adjustment Amount.

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